EXHIBIT 10.11B

Oxford Resource Partners, LP

Amended and Restated Long-Term Incentive Plan

Award Agreement for Grant of Phantom Units

Grantee:

Grant Date:

Vesting Reference Date:

1.	Grant of Phantom Units. Oxford Resources GP, LLC (the “Company”) hereby grants to you Phantom Units under the Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this Award Agreement for Grant of Phantom Units (this “Agreement”) and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3, the Phantom Units granted hereunder shall vest on each below-indicated anniversary of the Vesting Reference Date, as follows:

Anniversary of Vesting Reference Date	Cumulative Vested Percentage
on the 1st anniversary	25%
on the 2nd anniversary	50%
on the 3rd anniversary	75%
on the 4th anniversary	100%

If on an applicable date of vesting the application of the above vesting schedule results in a fractional Phantom Unit being vested, the number of Phantom Units vesting on such date shall be rounded up or down to the next whole number of Phantom Units in accordance with the convention therefor established by the Company in its discretion.

3.	Events Occurring Prior to Full Vesting.

(a)

Death or Disability. If your employment with the Company and its Affiliates terminates as a result of your death or Total and Permanent Disability, the Phantom Units then held by you automatically shall become fully vested upon such termination. For purposes of this Agreement, your “Total and Permanent Disability” means a disability for which you are qualified for long-term disability benefits under the Company’s long-term disability plan or insurance policy; or, if no such plan or policy is then in existence or you are not eligible to participate in such plan or policy, that you, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, are unable to perform your duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee.

(b)	Other Terminations. If your employment with the Company and its Affiliates terminates for any reason other than as provided in Paragraph 3(a), all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Agreement, (i) “employment with the Company and its Affiliates” means being an Employee, Consultant or Director of any of them and a change of status between being an Employee, Consultant or Director of the Company and/or any of its Affiliates shall not constitute a “termination of employment with the Company and its Affiliates” and (ii) a “termination of employment” must also be a “separation from service” within the meaning of Section 409A of the Code.

4.	Payment. As soon as administratively practicable after the vesting of a Phantom Unit, but not later than seven days thereafter, you shall be paid one Unit in settlement of such Phantom Unit; provided, however, that the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the vesting date. If more than one Phantom Unit vests at the same time, the Committee may elect to settle such vested Award in Units, cash or any combination thereof, in its discretion.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Partnership Agreement Provisions. Upon the issuance of the Units to you, you shall be subject to those terms and conditions of the Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated July 19, 2010, as amended from time to time (the “Partnership Agreement”), that are applicable to a Limited Partner (as defined in the Partnership Agreement) owning the class of Partnership Securities (as defined in the Partnership Agreement) represented by the Units, including without limitation restrictions on transfer applicable thereunder.

7.	Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.

8.	Withholding of Taxes. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has tax withholding obligations pursuant to applicable law, the Company or Affiliate shall withhold from the amounts of cash and Units, respectively, otherwise payable to you that amount of cash and Units, as applicable, equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and Unit payments. Notwithstanding such method for satisfying such tax withholding obligations, the Company or such Affiliate at its sole option may allow you to make other arrangements that are acceptable to the Company or such Affiliate in lieu of the Company or such Affiliate withholding any Units, pursuant to which arrangements you shall deliver to the Company or such Affiliate such amount of money as the Company or such Affiliate may require to meet such tax withholding obligations under such applicable law, and in that event if you then fail to comply with such alternative arrangements the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Units to be distributed to you under this Agreement) then or thereafter payable to you any amount for taxes required to be withheld by reason of such resulting compensation income. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid, or if applicable made arrangements approved by the Company or the Affiliate to satisfy, in full the applicable tax withholding requirements of the Company or the Affiliate with respect to such event.

9.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees, shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit (whether in certificate or book-entry form) in your name representing payment of a vested Phantom Unit.

10.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy (the “Policy”) with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with the Policy.

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.	Entire Agreement. Subject to the terms of any written employment or severance agreement between you and the Company in effect on your date of termination of employment (the “Employment Agreement”) concerning the vesting of equity-based awards, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. To the extent such vesting terms of the Employment Agreement are more favorable to you than the vesting terms of this Agreement, the vesting terms of the Employment Agreement shall control.

13.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

14.	Governing Law. This Agreement and the grant of Phantom Units made hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

OXFORD RESOURCES GP, LLC

By:
Name:
Title:

(Signature of Grantee)

(Name of Grantee)